EXHIBIT 99.2

FOR IMMEDIATE RELEASE
September 2, 2004

Liberty Media International Announces
Amended Results of Rights Offering

ENGLEWOOD, Colorado – Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) (LMI) announced today that a mathematical error was made in connection with the determination of the number of shares available for oversubscription upon exercise of the LMI Series B rights issued in LMI’s rights offering, which expired in accordance with its terms at 5:00 p.m., New York City time, on August 23, 2004. LMI previously reported that 487,931 shares of LMI Series B common stock were available for allocation among those who properly exercised their Series B oversubscription privilege. This number was based upon the total number of shares of Series B common stock registered for issuance in the rights offering. The actual number of Series B rights issued in the rights offering was 1,211,157, and LMI cannot issue an aggregate number of shares of Series B common stock in excess of that number. As a result, following the issuance of the 1,202,069 shares of Series B common stock to rightsholders who properly exercised their Series B basic subscription privilege, only 9,088 shares remain available for allocation to oversubscribing Series B rightsholders.

As a result of the re-allocation, there will be a delay in the distribution of Series B shares and refund checks for unfulfilled Series B oversubscriptions.

Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) owns interests in broadband distribution and content companies operating outside the U.S., principally in Europe, Asia, and Latin America. Through its subsidiaries and affiliates, LMI is the largest cable television operator outside the United States in terms of video subscribers. LMI’s businesses include UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., Jupiter Programming Co., Ltd., Liberty Cablevision of Puerto Rico, Inc. and Pramer S.C.A.

Contact: Mike Erickson 800-783-7676